QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

HealthGate Data Corp.
List of Subsidiaries

        HealthGate Securities Corp., a Massachusetts corporation

QuickLinks

HealthGate Data Corp. List of Subsidiaries